E. Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465

                                ARMANDO C. IBARRA
                          Certified Public Accountants
                           A Professional Corporation




Armando C. Ibarra, C.P.A.
S
Armando Ibarra, Jr., C.P.A., JD
Members of the Better Business Bureau since 1997



October 21, 2004


To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, APC consents to the inclusion of our report of October 21, 2004, on the audited financial statements of Studio 54, Inc. (A Development Stage Company), as of September 30, 2004, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly your


----------------------------
ARMANDO C. IBARRA, C.P.A.